Exhibit 99.1

NUTRIBAND INC. ACQUIRES 4P THERAPEUTICS INC.

Orlando, Fla. – April 10, 2018 – Nutriband Inc. (OTC: NTRB), a Nevada Corporation, is pleased to announce the acquisition of 4P Therapeutics Inc. on April 5, 2018.

Nutriband has acquired 100% interest in 4P Therapeutics for a total of $1,900,000 payable in both company stock and cash. 4P Therapeutics will receive 250,000 shares of common stock and a cash amount of $400,000. Steve Damon, CEO of 4P Therapeutics, has been appointed to the Nutriband Inc. Board of Directors.

4P Therapeutics will now become the Pharmaceutical and Development arm of Nutriband Inc. with a specific focus on Transdermal and Topical Technologies, prescription drugs and clinical development.

Included in the acquisition of 4P’s IP Portfolio is Defent™ abuse deterrent patch technology, an opioid abuse deterrent platform for the transdermal delivery of opioid-based medications. Defent™ lowers the risk of abuse and misuse, creating a safer treatment for patients.

Nutriband has also acquired 4P’s Exenatide transdermal delivery system, currently in Phase I clinical development. If successfully taken through Phase III and to commercialization, it will compete with injectable Exenatide such as Byetta® and Bydureon® by providing an injection free alternative for patients with type II diabetes.

A Full Pipeline of drugs and technology can be found on 4P’s website http://www.4ptherapeutics.com/.

4P Therapeutics is a private company focused on the research and development of novel drug delivery technologies and therapeutics. 4P develops products that meet the needs of patients, physicians and payers. The company has capabilities for developing pharmaceutical products ranging from pre-clinical testing to clinical manufacturing and early stage clinical development (Phase I/II). A key company focus and area of expertise is in the development of transdermal products for currently injected compounds, including proteins, peptides, macromolecules and biologics. Transdermal delivery of commercially available drugs or biologics that are typically delivered via injection has the potential to improve safety, efficacy and therapeutic outcomes associated with these treatments.

Nutriband Inc. appointed Steven Damon to its Board of Directors. Steven Damon has over 30 years of experience with various business roles in the medical and pharmaceutical industries. He is the founder and CEO of 4P Therapeutics, an Atlanta based transdermal drug delivery company established in 2011. Steven also maintains an executive leadership role as Vice President for Business and Commercial Development with Femasys an Atlanta based women’s health care medtech company.  In addition, he serves on the boards of Micron Biomedical, Carmel Bioscience, Temple Therapeutics and Georgia BIO. He actively consults with various companies on strategy, financing and M&A.

Before founding 4P Therapeutics, Steven led the Business Development team at Atlanta based Altea Therapeutics as the company's Senior Vice President of Business Development.  He founded and was President of Absorbable Polymers International a Birmingham, Alabama company. He was an Executive Director at DURECT Corporation in Cupertino California where he led Business Development activities and was responsible for the ALZET research drug delivery pump business.  Steve started his life science career with Kimberly-Clark Healthcare (now Halyard Healthcare) with lead responsibilities for commercial development of the healthcare business in Europe and the acquisitions of a number of life science companies and products.

Additional activities include industry related speaking engagements, publications and committee participation. Steven has been a long time mentor for the Emory and Georgia Tech Ti:GER program and also participates in other GT student mentoring programs.

Nutriband Inc. appointed Alan Smith Ph.D. as Head of Regulatory and Clinical Operations. Alan Smith, Ph.D., co-founded 4P Therapeutics in 2011 and serves as Vice President, Clinical, Regulatory, Quality, and Operations. Previously, he was with Altea Therapeutics, most recently serving as Vice President, Product Development and Head of Clinical R&D, Regulatory Affairs, and Project Management. At Altea, he led major research and development programs with pharmaceutical companies such as Eli Lilly, Amylin, Hospira, Elan, and Novartis. He joined Altea as one of the first employees and spent 12 years growing its multidisciplinary drug delivery research and development organization.

Dr. Smith has 20 years of experience in the research and development of drug and biologic delivery systems, diagnostics and medical devices for treatment and management of diabetes, chronic pain and cardiovascular disease. Prior to joining Altea Therapeutics, he led the development of transdermal glucose monitoring systems at SpectRx, Inc., a publicly traded noninvasive diagnostics company. Dr. Smith received Ph.D. and M.S. degrees in Biomedical Engineering from Rutgers University and the University of Medicine and Dentistry of New Jersey. He currently serves on the Editorial Advisory Board of Expert Opinion on Drug Delivery.

Nutriband Inc.

Nutriband is a unique, result’s driven, health and pharmaceutical Company based in Orlando Florida.  Unlike traditional health product companies, Nutriband found its start by spotting and targeting a gross and virtually unexplored niche in the market through its method of ingredient delivery. All Nutriband products are based around the science of transdermal / Topical technologies.

About Our Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. Our actual results may differ materially from those anticipated in our forward-looking statements as a result of a number of factors, including our ability to create, sustain, manage or forecast our growth; our ability to attract and retain key personnel; changes in our business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions. Except as required by applicable law, we undertake no obligation to revise or update any of our forward-looking statements in order to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Gareth Sheridan

CEO

Nutriband Inc.

407-880-6810

info@nutriband.com

www.nutriband.com